                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                      UICI
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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

[UICI LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2002

     The Annual Meeting of the Stockholders of UICI (the "Company"), a Delaware corporation, will be held at The Renaissance Dallas North Hotel, 4099 Valley View Lane, LBJ at Midway, Dallas, Texas 75244, on Thursday, May 16, 2002 at 10:00 a.m., Central Daylight Time, for the following purposes:

          1. To elect eight (8) directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are chosen and qualified.

          2. To ratify the appointment of Ernst & Young LLP as independent public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2002.

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed March 26, 2002 as the record date for the meeting. Holders of the Company's Common Stock of record at the close of business on such date will be entitled to notice of and to vote at such meeting or any adjournment thereof. A list of such stockholders will be available, as required by law, at our principal offices at 4001 McEwen Drive, Suite 200, Dallas, Texas. The stock transfer books will not be closed.

     The Company will supply, upon written request and without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission. Requests for the Annual Report should be directed to Investor Relations, UICI, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244.

     All stockholders are cordially invited to attend the meeting. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote in person, on the Internet, by telephone, or by completing and mailing the enclosed proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding these voting options.

                                          By Order of the Board of Directors

                                          /s/ PEGGY G. SIMPSON

                                          Peggy G. Simpson
                                          Secretary

Date: April 5, 2002

            UICI, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244

                                      UICI
                          4001 MCEWEN DRIVE, SUITE 200
                              DALLAS, TEXAS 75244

                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2002

                             ---------------------

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of UICI, a Delaware corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), for the Annual Meeting of Stockholders to be held on Thursday, May 16, 2002 for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Board of Directors does not know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon such matters in accordance with their best judgment. The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company's Common Stock trades on The New York Stock Exchange under the symbol: UCI. This proxy statement is being mailed on or about April 9, 2002 to stockholders of record at the close of business on March 26, 2002, who are the only stockholders entitled to receive notice of and to vote at the meeting. At March 26, 2002 the Company had outstanding 47,301,591 shares of Common Stock. A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Each share of the outstanding Common Stock is entitled to one vote. The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting is required to elect directors and ratify or approve the other items being voted on at this time. Abstentions will have the same effect as votes against the proposals, although abstentions will count toward the presence of a quorum.

     Your vote is important. You can vote in one of four ways: (1) in person -- by casting your vote in person at the Annual Meeting, (2) by mail -- by marking, signing and dating the enclosed proxy card, and returning it promptly in the enclosed postage-paid envelope, (3) on the Internet -- by visiting the website indicated on the enclosed proxy card, or (4) by telephone -- by using the toll-free number indicated on the enclosed proxy card.

     The Internet voting procedure is designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders' instructions have been recorded properly. Stockholders voting by internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access and telephone or cable service providers, that must be borne by the stockholder. If you choose to vote on the Internet, you will be offered the option to receive future annual meeting materials electronically through the Internet, which is cost-effective for the Company. We hope the convenience and cost savings of voting by computer will attract you. A sizable electronic "turnout" would save the Company significant return-postage fees.

     The Company is pleased to announce that it will broadcast the annual meeting live on-line (listen only) at www.uici.net for stockholders unable to attend in person. The replay of the Webcast will be available through June 14, 2002.

     A proxy may be revoked at any time before its exercise by (i) notifying UICI in writing at 4001 McEwen Drive, Suite 200, Dallas, Texas 75244, Attention:
Secretary; (ii) completing a later-dated proxy and returning it to UICI; or
(iii) appearing at the Annual Meeting in person and revoking the proxy orally by notifying the Secretary before the vote takes place. Properly executed proxies will, unless such proxies have been revoked, be voted in the manner specified in the proxies. If no instructions are indicated, such shares will be voted FOR the election of the eight directors and FOR the ratification of Ernst & Young LLP as independent public accountants for UICI for 2002.

                            1. ELECTION OF DIRECTORS

     The Board of Directors (the "Board") has fixed the number of directors for the ensuing year at eight (8). The Nominating Committee of the Board has nominated Messrs. Ronald L. Jensen, Gregory T. Mutz, Richard T. Mockler, Stuart
D. Bilton, William J. Gedwed, Patrick J. McLaughlin, Glenn W. Reed and Thomas P. Cooper, M.D. for election as directors at the 2002 Annual Meeting of Stockholders. At the meeting, it is intended that such number of directors will be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are chosen and qualified. It is intended that the proxies will be voted to elect as directors the nominees listed above. All of the nominees, except Dr. Cooper, are currently directors of the Company. Although the Board does not anticipate that any of such nominees will be unable to serve as a director, in the event of such occurrence, the proxy holders shall have the right to vote for such substitute, if any, as the present Board may designate.

     Dr. Cooper has been nominated by the Nominating Committee of the Board to fill the vacancy created by the resignation of Mr. George H. Lane III, who has expressed his intent to resign from the Board for personal reasons effective May 1, 2002.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED ABOVE

                             NOMINEES FOR DIRECTOR

     Set forth below is a biographical summary of the experience of each of the nominees for director:

     Ronald L. Jensen (age 71) has served as Chairman of the Board of Directors of the Company and its predecessor company since December 1983. Mr. Jensen served as President and Chief Executive Officer ("CEO") of the Company in 1993 and 1994 and from September 1997 to January 1999.

     Gregory T. Mutz (age 56) has served as a director, President and CEO of the Company since January 1999, and is a member of the Executive Committee and Investment Committee of the Board of Directors of the Company. Mr. Mutz also serves as Chairman of the Board of Directors of The Chesapeake Life Insurance Company, The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and Fidelity First Insurance Company. He has served as Chairman of the Board of Trustees of AMLI Residential Properties Trust (NYSE: AML) since 1994. He has served as a Trustee of ABN AMRO Mutual Fund since 1996.

     Richard T. Mockler (age 64) has served as a director of the Company since 1991. Mr. Mockler is a member of the Audit and Stock Option Plan Committees of the Board of Directors. Mr. Mockler retired as a partner with Ernst & Young LLP in 1989 after 27 years with the firm. Mr. Mockler has served as a member of the Board of Directors of Georgetown Rail Equipment Company since 1994 and as Treasurer since October 1996. Mr. Mockler served as a Director of Snead Research Labs from 1995 until January 1998 and as Treasurer from October 1996 until January 1998.

     Patrick J. McLaughlin (age 44) has served as a director of the Company since May 1999. Mr. McLaughlin also serves on the Executive, Compensation, Investment, Nominating and Privacy Committees of the Board. Since 1993, Mr. McLaughlin has served as a Managing Director of Emerald Capital Group, Ltd., an insurance advisory and investment banking firm. Mr. McLaughlin has served as a director of Universal American Financial Corp., an insurance holding company, since January 1995.

     Stuart D. Bilton (age 55) has served as a director of the Company since May 1999. Mr. Bilton has served as President and CEO of ABN AMRO Asset Management Holdings, Inc. (U.S.) since February 2001. He previously served as President and CEO of Chicago Trust Company (an institutional money manager and mutual fund sponsor) since 1994 and as President and CEO of Alleghany Asset Management, Inc. since January 1997 and as a Director since 1994. Alleghany Asset Management, Inc. and Chicago Trust Company were acquired by ABN AMRO in February 2001. Mr. Bilton has served as a Director of Baldwin & Lyons, Inc. since 1987 and as Chairman of The ABN AMRO Funds (formerly the Alleghany Funds) since 1993. Mr. Bilton serves on the Audit, Compensation and Nominating Committees of the UICI Board of Directors.

     William J. Gedwed (age 46) has served as a director of the Company since June 2000. He is also a member of the Investment and Privacy Committees of the Board of Directors. He served as a Vice President of the Company from August 1999 and as Executive Vice President of the Company from May 2000 until December 31, 2000. From 1993 until July 2000, Mr. Gedwed served as President and CEO of NMC Holdings, Inc. and National Motor Club of America, Inc. (subsidiaries of the Company from 1997 until July 2000), and from 1997 until July 2000 he served as Chairman of the Board of National Motor Club of America. Effective January 1, 2001, Mr. Gedwed again became President and CEO of NMC Holdings Inc. and Chairman, President and CEO of National Motor Club of America, Inc. Until February 1, 2001, Mr. Gedwed served as Chairman and director of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company (subsidiaries of the Company).

     Glenn W. Reed (age 49) has served as a director of the Company since May 2001, and as Executive Vice President and General Counsel of the Company since July 1999. Prior to joining the Company, Mr. Reed was a partner in the Chicago, Illinois law firm of Gardner, Carton & Douglas. Mr. Reed serves on the Executive and Privacy Committees of the Board. Mr. Reed also serves as a director and Vice President of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company. He has served as a director of The Pepper Companies, Inc. (a Chicago-based general contractor) since 1990, and as a director of Peoples Bankcorp, Inc. (a bank holding company located in Arlington Heights, Illinois) since 1999.

     Thomas P. Cooper, M.D. (age 58) has served as CEO of Senior Psychology Services, Inc. (a company providing mental health services to patients in long-term care facilities) since 1991 and as a director since 1994. Dr. Cooper has also served as a director of Hanger Orthopedic Group, Inc. since 1991. Dr. Cooper also served as CEO of OnCall Healthcare from November 2000 until November 2001 and was an Adjunct Professor at Columbia Business School from September 1999 through December 2000. Dr. Cooper served as CEO of Cove Healthcare, Inc. from 1997 to 1999.

     Certain affiliations exist between the Company and certain directors and nominees. See " COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

GENERAL INFORMATION

     The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings. Regular meetings of the Board are held each quarter, and special meetings are held as necessary. The annual organizational meeting follows immediately after the Annual Meeting of Stockholders. During the fiscal year ended December 31, 2001, the Board of Directors of the Company met six times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2001 (other than Mr. Jensen) attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Board Member served.

COMMITTEES OF THE BOARD

     Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below.

     The Audit Committee recommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the related management letters and, in connection with determining their independence, reviews the services performed by the independent accountants. The Committee meets with management, the Company's independent accountants and internal accounting staff to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee (of which Richard T. Mockler (Chairman), George H. Lane III and Stuart D. Bilton are current members) held five meetings during 2001. The Committee's Report appears elsewhere in this proxy statement. The Board of Directors and Audit Committee have adopted a written charter for the Audit Committee. The Company's securities are listed on the New York Stock Exchange ("NYSE") and are governed by its listing standards. All of the members of the Audit Committee meet the independence requirements of these standards.

     The Executive Committee has all of the authority of the full Board of Directors in the management of the business and affairs of the Company, except that the Executive Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend, (b) amending the Certificate of Incorporation or By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. The Executive Committee (of which Gregory T. Mutz (Chairman), Glenn W. Reed and Patrick J. McLaughlin are members) did not meet during 2001 but took action on selected occasions by unanimous consent of its members.

     The Stock Option Plan Committee administers the various stock option plans of the Company. The Committee (of which Richard T. Mockler has been a member since January 1999 and George H. Lane III has been a member since May 1999) did not meet during 2001, but took action on several occasions by unanimous written consent of its members.

     The Investment Committee of the Board of Directors (of which Messrs. Mutz, McLaughlin and Gedwed are members) was established in November 1994. The Committee coordinates with the Investment/Finance Committees of its insurance subsidiaries in supervising and implementing the investment of the funds of the Company and its subsidiaries. Mr. McLaughlin, representing the Committee, also serves as an advisory member of each of the insurance company's Investment/Finance Committee.

     The Nominating Committee of the Board of Directors was established on February 3, 2000 and is generally responsible for making recommendations to the Board regarding nominees for election as directors; structure, size and composition of the Board; and organization and responsibilities of Board committees. The Committee consists of Stuart D. Bilton and Patrick J. McLaughlin. During 2002, the director nominees were proposed by existing Board members and Company management and approved by the Nominating Committee.

     The functions of the Nominating Committee are to nominate directors, make recommendations concerning the structure and membership of the various committees of the Board of Directors, consider questions of management, organization, and succession and to act on such other matters as from time to time may be requested by the Board of Directors. In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2003 must be made in writing and received by the Secretary of the Company, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244 no later than December 6, 2002 (see "Deadline for Submission of Stockholder Proposals and Nominations for Director"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     The Executive Compensation Committee of the Board of Directors was established February 3, 2000 and is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the chief executive officer. The Committee consists of Stuart D. Bilton, George H. Lane III and Patrick J. McLaughlin. The Committee's Report on Executive Compensation appears elsewhere in this proxy statement.

     The Special Litigation Committee of the Board of Directors was constituted in August 1999 to investigate and assess on behalf of the Company the underlying claims made in a purported shareholder derivative action captioned Richard Schappel v. UICI, Ronald Jensen, Richard Estell, Vernon Woelke, J. Michael Jaynes, Gary Friedman, John Allen, Charles T. Prater, Richard Mocklerand Robert
B. Vlach. The litigation has been settled, and the Special Litigation Committee, which consisted of George H. Lane III and Stuart D. Bilton, was deconstituted effective December 2001.

     The Privacy Committee of the Board of Directors was established February 28, 2001 to oversee the Company's implementation of the privacy and security requirements imposed under the federal Gramm Leach Bliley Act ("GLBA") and Health Insurance Portability and Accountability Act ("HIPAA"). The Committee consists of Glenn W. Reed (Chairman), William J. Gedwed and Patrick J. McLaughlin.

                           COMPENSATION OF DIRECTORS

     Commencing February 28, 2001, the non-employee directors of the Company received an annual retainer of $5,000, plus $4,000 for each Board meeting attended and reimbursement for travel and incidental expenses incurred in attending meetings and carrying out their duties as directors. Effective May 1, 2002, the annual retainer will be increased to $6,000. In addition, the non-employee members of the Audit Committee, the Compensation Committee and the Privacy Committee receive an additional annual retainer of $2,000 per year, and, effective May 1, 2002, the Chairman of the Audit Committee will receive an additional $2,000 per year. The members of the Special Litigation Committee received an additional annual retainer of $10,000 for the year 2001. The non-employee directors may elect to receive UICI stock, in whole or in part, in lieu of cash, at a 15% discount to the market price. During 2001, all non-employee directors elected to receive 100% of their director compensation in stock (except Messrs. Mockler and Gedwed, who elected to receive 50% of such director compensation in stock). Each non-employee director participating in the UICI stock program in lieu of cash will also receive an option to purchase one share of UICI stock for each share of stock purchased pursuant to this stock purchase incentive program.

     Each non-employee director is also entitled to participate in an incentive compensation program under which each non-employee director may purchase up to $60,000 market value of UICI stock at a 15% discount to the market price. Non-employee directors participating under this program will receive an option to purchase shares of UICI stock at the then market value on the basis of one option for every two shares purchased. In May 2001, each of Patrick J. McLaughlin and George H. Lane, III elected to purchase $60,000 worth of UICI stock at a 15% discount to the market. Mr. McLaughlin received an option to purchase 3,813 shares of UICI stock and Mr. Lane received an option to purchase 3,812 shares of UICI stock under this incentive compensation program, at an exercise price of $9.07 and $8.90, respectively. Such options were granted under and are governed by the UICI 1987 Amended and Restated Stock Option Plan.

                             EXECUTIVE COMPENSATION

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking to the extent possible executive and stockholder interests through equity-based (stock option and restricted stock) plans. The Company's executive compensation consists of four key components: annual base salary, annual cash incentive bonus compensation, stock option grants and restricted stock grants. Each component of compensation is designed to complement the other components and, when considered together, to meet the Company's overall compensation objectives.

     Historically, the Compensation Committee has approved base compensation for senior executives (including Mr. Mutz) based on reference to base salaries of comparable executive positions at a peer group of comparably sized insurance and insurance holding companies. Mr. Mutz's base compensation is intended to be comparable with the 50th percentile of salaries within such peer group. Consistent with past practice, in December 2000 the Committee reviewed and approved base compensation to be paid to executives in 2001. In establishing base compensation for 2001 to officers other than Mr. Mutz, the Committee considered the recommendations of Mr. Mutz and approved, subject to any modifications it deemed appropriate, base compensation to be paid to such executive officers. The recommendations of the Compensation Committee with respect to 2001 base compensation were subsequently approved by the full Board of Directors at a meeting held on January 2, 2001.

     Commencing in 2001, the Company established and implemented a more structured incentive compensation plan, pursuant to which in January 2001 the Company set a maximum bonus potential for each executive as a percentage of base compensation and established quantitative and qualitative bonus criteria. For 2001, the quantitative performance goals included, among other things, UICI consolidated financial results, business unit profitability and attainment of specific revenue (annualized premium volume) goals. Throughout the year, each executive's progress toward meeting his or her incentive compensation goals was measured and monitored, and final determination of incentive compensation awards was made in December 2001 in light of anticipated year end results. On December 8, 2001, the Compensation Committee (the "Committee") of the UICI Board of Directors, composed of Stuart D. Bilton, George H. Lane III and Patrick J. McLaughlin (Chairman), reviewed and approved incentive bonus compensation in accordance with the plan for all Named Executive Officers below and approximately ten other officers and key employees of the Company. The recommendations of the Compensation Committee with respect to incentive compensation were subsequently approved by the full Board of Directors at a meeting held on February 6, 2002.

     The Company's executive officers are also entitled to participate in the Company's 1987 Amended and Restated Stock Option Plan. Under the 1987 Plan, nonqualified options to purchase Common Stock of the Company may be granted at exercise prices not less than the fair market value of the Common Stock at the date of grant. Options granted under the 1987 Plan become exercisable generally in annual cumulative installments of 20% of the number of options granted over a five-year period, or sooner at the discretion of the Stock Option Committee. With respect to 2001 performance, the Committee determined to award options to acquire an aggregate of 230,000 UICI shares to selected UICI officers (including Named Executive Officers) under the 1987 Plan, which options are exercisable at $11.40 per share (the fair market value of UICI Common Stock on December 8, 2001, the date of grant).

     In lieu of an incentive cash bonus for 2001 performance in the amount of $200,000, Mr. Mutz was awarded immediately exercisable options to purchase 100,000 shares of UICI Common Stock at an exercise price of $11.40 per share (the fair market value of UICI Common Stock on December 8, 2001, the date of grant). In addition, Mr. Mutz was awarded options to purchase 50,000 shares of UICI Common Stock at an exercise price of $11.40 per share (the fair market value of UICI Common Stock on December 8, 2001, the date of grant), which options are subject to five year vesting in 20% increments.

     Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Company's Chairman, chief executive officer and president or to any of the

Company's four highest-paid other executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

     To provide an additional equity-based vehicle to incentivize officers and other key employees, in February 2000 and January 2001, the Board of Directors of the Company approved and adopted the UICI 2000 Restricted Stock Plan and 2001 Restricted Stock Plan, respectively, pursuant to which the Company may from time to time and subject to the terms thereof make awards of restricted shares of the Company's Common Stock to eligible participants in the Plan. The shareholders of UICI approved the UICI 2000 Restricted Stock Plan and 2001 Restricted Stock Plan on May 16, 2001. Shares of Common Stock granted to eligible participants generally vest on the second anniversary of the date of grant and are otherwise forfeitable if the participant ceases to provide material services to the Company as an employee, independent contractor, consultant, advisor, director or otherwise for any reason other than death prior to vesting. Shares of restricted stock also vest upon a Change of Control (as defined) or upon the death of the participant. With respect to 2001 performance, in 2001 the Committee awarded to UICI officers under the 2001 Plan an aggregate of 6,500 shares of restricted stock.

                                            Compensation Committee

                                             Stuart D. Bilton
                                             George H. Lane III
                                             Patrick J. McLaughlin

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 2001, 2000 and 1999, earned by or awarded or paid to the persons who were the Chairman of the Board, the chief executive officer, and the four other most highly compensated executive officers of the Company serving as such at December 31, 2001, (the "Named Executive Officers").

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION                      AWARDS
                                    --------------------------------------   -------------------------
                                                                 OTHER        RESTRICTED    SECURITIES       ALL
                                                                 ANNUAL         STOCK       UNDERLYING      OTHER
NAME AND PRINCIPAL                                            COMPENSATION      AWARDS       OPTIONS     COMPENSATION
POSITION                     YEAR   SALARY($)   BONUS($)(a)      ($)(b)         ($)(c)        (#)(d)        ($)(e)
------------------           ----   ---------   -----------   ------------   ------------   ----------   ------------
Ronald L. Jensen...........  2001          1           --           --              --            --             --
  Chairman of the Board(f)   2000          1           --           --              --            --             --
                             1999          1           --           --              --            --             --
Gregory T. Mutz............  2001    500,000           --(g)        --              --       150,000(h)      27,123
  CEO and Director(f)        2000    500,000       50,000           --          59,375            --      3,233,700(i)
                             1999    225,469           --           --          58,300       310,000         11,600
Glenn W. Reed..............  2001    390,000      175,000           --              --        20,000         35,385
  Executive Vice             2000    375,000       85,000           --          59,375            --        492,320(j)
  President & General        1999    170,964       75,000           --          53,000        61,000          4,846
  Counsel(k)
Steven K. Arnold...........  2001    300,000      100,000           --              --         5,000         12,345
  Executive Vice
    President --             2000    280,000       30,000           --          59,375            --        273,303(l)
  Insurance Group(m)         1999    148,846       87,500           --          46,375        38,750          6,092
Phillip J. Myhra...........  2001    225,000      210,000           --              --        20,000         47,232
  Executive Vice
    President --             2000    210,000       65,000           --          82,000         5,000         36,986
  Insurance Group(n)         1999      8,077       50,000           --           9,938        18,000             --
James N. Plato.............  2001    120,595      107,100           --          45,050        20,000         77,695
  President -- Life
    Insurance
  Division(o)

---------------

(a) Reflects cash bonuses accrued for the year presented. Pursuant to the Company's 1999 bonus plan, Named Executive Officers had the right to elect to receive all or a portion of their 1999 bonus in the form of restricted stock and stock options. For 1999, Messrs. Mutz, Reed, Arnold and Myhra elected to forego receipt of $250,000, $25,000, $37,500 and $25,000 of their cash bonuses, respectively, and in lieu thereof received restricted stock and options to purchase Common Stock. The cash bonus amounts foregone are not included in the bonus column for 1999, but restricted shares and options awarded in lieu thereof are included in the restricted stock award column and the securities underlying options column, as appropriate.

(b) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(c) With respect to 2001, reflects market value of restricted stock granted on June 11, 2001. With respect to 2000, reflects the market value of restricted stock granted on January 2, 2001 (February 1, 2001 with respect to Mr. Myhra). With respect to 1999, reflects the market value of restricted stock issued on March 10, 2000. The number of shares awarded for 2001, 2000 and 1999 was as follows: Mr. Mutz, -- 0- shares, 10,000 shares and 8,800 shares; Mr. Reed, -0- shares, 10,000 shares and 8,000 shares; Mr. Arnold, -0- shares, 10,000 shares and 7,000 shares; Mr. Myhra, -0- shares, 10,000 shares and 1,500 shares; and Mr. Plato, 5,000 shares, -0- shares and -- 0- shares. Dividends are paid, if any, to holders with respect to restricted stock at the same rate paid to all stockholders. Shares of restricted stock granted to all executives (other than Mr. Plato) vest on the second anniversary of the date of grant. Shares of restricted stock granted to Mr. Plato vest in 20% increments over five years. At December 31, 2001, the number of shares and market value of all restricted stock held by Messrs. Mutz, Reed, Arnold, Myhra and Plato was 18,800 shares and $253,800; 18,000 shares and $243,000; 17,000 shares and $229,500; 11,500 shares and $155,250; and 5,000 shares and $67,500, respectively.

(d) With respect to 1999, includes for Messrs Mutz, Reed, Arnold and Myhra options to purchase 235,000, 22,500, 28,750 and 12,500 shares, respectively. All such options were granted on March 10, 2000, in lieu of cash bonus otherwise payable by the Company and are exercisable at $6.625 per share.

(e) Amounts for 2001 include Company contributions to its Employee Stock Ownership and Savings Plan for the benefit of Messrs. Mutz, Reed, Arnold, Myhra and Plato in the amount of $10,200, $10,200, $10,200, $10,200 and
     $6,872, respectively. Also includes contributions to the Company's Medical Savings Account Health Insurance Plan for the benefit of Messrs. Mutz, Reed, Arnold, Myhra and Plato in the amount of $2,000, $2,000, $2,000, $1,000 and $-0-, respectively. Amounts for Mr.
     Mutz, Mr. Reed, Mr. Myhra and Mr. Plato in 2001 also include reimbursement of housing expenses in the amount of $14,778, $23,040, $35,887 and $15,751, respectively. Amounts for Mr. Plato in 2001 include reimbursement of interest on mortgage loans in the amount of $55,072.

(f) Ronald L. Jensen resigned as President and CEO effective January 28, 1999, at which date Mr. Mutz was elected as President and CEO.

(g) In lieu of a cash bonus for 2001 performance in the amount of $200,000, Mr. Mutz was awarded immediately exercisable options to purchase 100,000 shares of UICI Common Stock at an exercise price of $11.40 per share.

(h) Includes immediately exercisable options to purchase 100,000 shares of UICI Common Stock at an exercise price of $11.40 per share, which were granted to Mr. Mutz in lieu of a cash bonus for 2001 performance.

(i) Includes $3,201,623 associated with modifications to the Company's Executive Stock Purchase Program made in January 2001, consisting of forgiveness of indebtedness in the amount of $1,445,125, the value ($635,930) of 107,104 shares of UICI Common Stock granted on January 2, 2001, and a tax gross-up payment in the amount of $1,120,568.

(j) Includes $457,434 associated with modifications to the Company's Executive Stock Purchase Program made in January 2001, consisting of forgiveness of indebtedness in the amount of $297,332 and a tax gross-up payment in the amount of $160,102.

(k)  Mr. Reed commenced employment with the Company on July 1, 1999.

(l) Includes $261,374 associated with modifications to the Company's Executive Stock Purchase Program made in January 2001, consisting of forgiveness of indebtedness in the amount of $169,893 and a tax gross-up payment in the amount of $91,481.

(m) Mr. Arnold served as a consultant to the Company in January and February 1999, for which he was paid a fee in the aggregate amount of $77,750. The Company employed Mr. Arnold effective March 1, 1999. Mr. Arnold was elected as a Vice President of the Company on August 4, 1999 and as an Executive Vice President effective March 1, 2002. Amounts reflected in 1999 represent actual compensation received by Mr. Arnold in all employment capacities.

(n)  Mr. Myhra commenced employment with the Company on December 17, 1999.

(o)  Mr. Plato commenced employment with the Company on June 11, 2001.

                               2001 STOCK OPTIONS

     The following table summarizes options granted to the named executive officers during 2001, along with the present value of such options on the date they were granted, calculated as described in the footnote to the table.

                                   NUMBER OF     PERCENT OF
                                   SECURITIES   TOTAL OPTIONS
                                   UNDERLYING   GRANTED TO IN   EXERCISE OR                GRANT DATE
                                    OPTIONS     FISCAL FISCAL   BASE PRICE    EXPIRATION     PRESENT
NAME                               GRANTED(#)       YEAR          ($/SH)         DATE      VALUE(1)($)
----                               ----------   -------------   -----------   ----------   -----------
Ronald L. Jensen.................         0             0                             --          --
Gregory T. Mutz..................   150,000(2)      26.08%         11.40      01/07/2007     934,845
Glenn W. Reed....................    20,000(2)       3.48%         11.40      01/07/2007     124,646
Steven K. Arnold.................     5,000(2)       0.87%         11.40      01/07/2007      31,162
Phillip Myhra....................    20,000(2)       3.48%         11.40      01/07/2007     124,646
James N. Plato...................    10,000(3)       1.74%          9.01      07/11/2006      47,258
                                     10,000(4)       1.74%         13.25      03/06/2007      72,434

---------------

(1) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting in equal annual increments over a five-year period, while exchange-traded options are short-term and can be exercised or sold immediately in the liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. Based on the Black-

Scholes option valuation model with the actual option price, the key input variables used in valuing the options granted on December 8, 2001, June 11, 2001 and February 4, 2002 were as follow: risk free interest rate, 4.46%; 4.87%; and
     4.29%, respectively; dividend yield, 0.00%; stock price volatility, 58.9782%; 56.1856% and 59.3099%, respectively; option term, five years. The volatility variable reflects daily stock price trading data from December 8, 1996 through December 8, 2001; June 11, 1996 through June 11, 2001; and February 4, 1997 through February 4, 2002, respectively. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model.

(2) Reflects options that were granted on December 8, 2001.

(3) Reflects options that were granted on June 11, 2001.

(4) Reflects options that were granted on February 4, 2002.

                        AGGREGATE STOCK OPTION EXERCISES
                          IN 2001 AND YEAR-END VALUES

     The following table summarizes for each of the named executive officers the total number of unexercised stock options held at December 31, 2001, and the aggregate dollar value of in-the-money, unexercised stock options held at December 31, 2001.

                                                                                            VALUE OF
                                                              NUMBER OF                UNEXERCISED IN-THE-
                                                          UNEXERCISED STOCK                MONEY STOCK
                                                           OPTIONS AT YEAR               OPTIONS AT YEAR
                                                              END(#)(a)                     END($)(b)
                           SHARES                    ---------------------------   ---------------------------
                          ACQUIRED
                             ON           VALUE
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Ronald L. Jensen.......       --            --              --             --              0               0
Gregory T. Mutz........       --            --         187,737        302,800        658,653       1,810,000
Glenn W. Reed..........       --            --           9,900         51,100         44,688         220,750
Steven K. Arnold.......       --            --           7,750         36,000         53,281         223,625
Phillip J. Myhra.......       --            --           3,600         39,400         24,750         178,813
James N. Plato.........       --            --               0         20,000              0          47,400

---------------

(a) Reflects cancellation of options to purchase 220,000, 20,000 and 10,000 formerly held by Messrs. Mutz, Reed and Arnold, respectively, in connection with modifications to the Company's Executive Stock Purchase Plan in January 2001.

(b)  The closing stock price per share at December 31, 2001 was $13.50.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total stockholder return on UICI Common Stock for the last five years with the cumulative return for the same period of the S&P 600 Small Cap Market Index and the S&P Insurance Index. The graph assumes the investment of $100 at the beginning of the period in the Company's Common Stock.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                       1996         1997         1998         1999         2000         2001
----------------------------------------------------------------------------------------------------------------
 UICI                                  100          107           75           33           18           42
 S&P 600 Small Cap Market Index        100          125          122          136          151          160
 S&P Insurance Index                   100          152          161          119          177          138

                   EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

     The Company maintains for the benefit of its and its subsidiaries' employees the UICI Employee Stock Ownership and Savings Plan (the "Employee Plan"). The Employee Plan through its 401(k) feature enables eligible employees to make pre-tax contributions to the Employee Plan (subject to overall salary deferral limitations) and to direct the investment of such contributions among several investment options, including UICI common stock. A second feature of the Employee Plan constitutes an employee stock ownership plan (the "ESOP"), contributions to which are invested primarily in shares of UICI common stock. The ESOP feature allows participants to receive from UICI and its subsidiaries discretionary matching contributions and to share in certain supplemental contributions made by UICI and its subsidiaries. Shares contributed to the ESOP or purchased with the Company's contributions are allocated to the participant's account on a monthly basis, and forfeitures are allocated to employees who are participants on the last day of the plan year based upon the ratio of each participant's annual credited compensation (up to $40,000) to the total annual credited compensation of all participants entitled to share in such contributions for such Plan Year. Effective January 1, 2002, contributions by UICI and its subsidiaries to the Employee Plan under the ESOP feature currently vest in prescribed increments over a six-year period.

     On August 11, 2000, the Company issued to the Employee Plan 1,610,000 shares of UICI common stock at a purchase price of $5.25 per share, or $8.5 million in the aggregate. The purchase price for the shares was paid by delivery to UICI of the Employee Plan's $8.5 million promissory note (the "Plan Note"), which matures in three years and is secured by a pledge of the purchased shares. The shares of UICI common stock purchased with the Plan Note (the "$5.25 ESOP Shares") are held in a suspense account for allocation among participants as and when the Company's matching and supplemental contributions to the ESOP are made. It is expected that the Plan Note will be extinguished over a period of approximately two and one-half years ending December 31, 2002 by crediting UICI's matching and supplemental contribution obligations under the ESOP feature of the Employee Plan against principal and interest due on the Plan Note.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the number of shares of Common Stock beneficially owned and the percentage of Common Stock so owned, as of March 26, 2002, by (a) each person known by management to own beneficially five percent or more of the Company's Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

                                                              COMMON SHARES
                                                              BENEFICIALLY        PERCENT OF
NAME & ADDRESS OF BENEFICIAL OWNER                                OWNED          COMMON STOCK
----------------------------------                            -------------      ------------
Ronald L. Jensen............................................    7,668,986(1)         16.1%
  4001 McEwen Dr., Suite 200
  Dallas, TX 75244
FMR Corp....................................................    2,360,500             5.0%
  82 Devonshire Street
  Boston, MA 02109-3614
Dimensional Fund Advisors...................................    2,942,300             6.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Comerica Bank, as Trustee(2)................................    2,666,550             5.6%
  One Detroit Center
  Detroit, MI 48275
Onward and Upward, Inc......................................    3,103,657             6.5%
  2121 Precinct Line Road
  Hurst, TX 76054
Steven K. Arnold............................................       45,262(3)(4)       (5)
Stuart D. Bilton............................................       11,860(6)          (5)
Thomas P. Cooper, M.D.......................................           --              --
William J. Gedwed...........................................       54,629(3)(7)       (5)
George H. Lane III..........................................       33,234(8)          (5)
Patrick J. McLaughlin.......................................       47,225(9)          (5)
Richard T. Mockler..........................................       20,704(10)         (5)
Gregory T. Mutz.............................................    1,255,902(3)(11)      2.6%
Phillip J. Myhra............................................       49,105(3)(12)      (5)
James N. Plato..............................................        9,180(3)          (5)
Glenn W. Reed...............................................       55,047(3)(13)      (5)
All executive officers and directors (13 individuals) as a
  group.....................................................    9,300,060            19.5%

---------------

 (1) Includes 4,100,000 shares held by Mr. Jensen's spouse. Does not include shares held directly or indirectly by Mr. Jensen's five adult children, as to which Mr. Jensen disclaims beneficial ownership. Mr. Jensen's adult children directly hold in the aggregate approximately 5.6% of the outstanding

     Common Stock. Mr. Jensen's adult children are also the stockholders of Onward and Upward, Inc., which holds approximately 6.5% of the outstanding Common Stock. Does not include 943,800 (2%) shares owned by various foundations and trusts controlled by Mr. Jensen's adult children, as to which Mr. Jensen disclaims beneficial ownership.

 (2) Represents shares held as Trustee under the Company's Employee Stock Ownership and Savings Plan. See "EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN."

 (3) Includes shares of Common Stock held by the Trustee under the Company's Employee Stock Ownership and Savings Plan. The shares of Common Stock held by the Trustee under the Plan that are purchased with contributions made by the Company are subject to the vesting requirements of the Plan.

 (4) Includes 15,500 shares subject to options exercisable within 60 days.

 (5) Represents less than 1% of outstanding UICI Common Stock.

 (6) Includes 2,142 shares subject to options exercisable within 60 days.

 (7) Includes 27,533 shares subject to options exercisable within 60 days.

 (8) Includes 4,457 shares subject to options exercisable within 60 days.

 (9) Includes 23,295 shares subject to options exercisable within 60 days.

(10) Includes 1,542 shares subject to options exercisable within 60 days.

(11) Includes 42,995 shares held by a partnership in which Mr. Mutz has a 33.3% ownership interest; 400 shares held by two partnerships in each of which Mr. Mutz has a 20% ownership interest; 10,637 shares held by Mr. Mutz as custodian for his minor children; 669 shares held in IRAs for his minor children; 99,092 shares held by several family trusts, of which Mr. Mutz serves either as the Trustee or the investment advisor, and of which Mr. Mutz is a beneficiary; and 808 shares held in an IRA for Mr. Mutz. Also includes 249,737 shares subject to options exercisable within 60 days.

(12) Includes 8,200 shares subject to options exercisable within 60 days.

(13) Includes 16,400 shares subject to options exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive and certain officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and, in the Company's case, The New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 2001. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2001. It was determined in 2001 that Ronald L. Jensen, Chairman, failed to file a Form 4 for a July 2000 transaction involving a promise to contribute UICI shares to a company in which Mr. Jensen has an equity ownership. The actual transfer of the shares occurred in August 2001, and the Form 4 reporting the actual transfer was filed in September 2001.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTRODUCTION

     Historically, the Company and its subsidiaries have engaged from time to time in transactions and joint investments with executive officers and entities controlled by executive officers, particularly Ronald L. Jensen (the Company's Chairman) and entities in which Mr. Jensen and his adult children have an interest ("Jensen Affiliates").

     Under the Company's by-laws, any contract or other transaction between the Company and any director (or company in which a director is interested) is valid for all purposes if the interest of such director is disclosed or known and such transaction is authorized by a majority of directors not interested in the transaction. The Board of Directors has adopted a policy requiring the prospective review and approval by a majority of the "Disinterested Outside Directors" of any contract or transaction with a related party involving payments of $250,000 or more in any twelve-month period or $1.0 million over the life of the contract. For purposes of the policy, a "related-party" is a person or entity that is an "affiliate" of the Company or any entity in which any officer or director of the Company has a 5% or greater equity interest, and a "Disinterested Outside Director" is any director of UICI who is an employee of neither the Company nor any affiliate of the Company and otherwise holds no interest in any person or entity with which the Company proposes to enter into a transaction in question.

     The Company believes that the terms of all such transactions with all related parties, including all Jensen Affiliates, are and have been on terms no less favorable to the Company than could have been obtained in arms' length transactions with unrelated third parties. Mr. Jensen has never voted with respect to any matter in which he or his children have or have had an interest.

TRANSACTIONS WITH MEMBERS OF THE COMPENSATION COMMITTEE

     The members of the Company's Compensation Committee are Messrs. Stuart D. Bilton, George H. Lane III (until May 2002) and Patrick J. McLaughlin. During 2001, each of these individuals engaged in certain transactions with the Company as described below.

     The Company receives investment management services from investment advisory firms affiliated with two of its directors. During 2001, 2000 and 1999, the Company paid advisory fees in the amount of $307,000, $231,000 and $366,000, respectively, to Emerald Capital Group, Ltd., for which Patrick J. McLaughlin (a director of the Company) serves as a managing director and owner. During 2001, 2000 and 1999, the Company paid investment advisory fees in the amount of $206,000, $145,000 and $140,000, respectively, to The Chicago Trust Company, for which Stuart Bilton (a director of the Company) serves as President and Chief Executive Officer.

     From time to time the Company has also retained Emerald Capital Group, Ltd. to perform investment banking and insurance advisory services. In accordance with the terms of a Consulting Agreement, dated September 14, 1999, as amended, the Company formally retained the services of Emerald Capital Group, Ltd. for an annual fee of $400,000, payable in monthly installments. During 2001, 2000 and 1999, the Company paid an aggregate of $436,000, $237,000 and $188,000, respectively, in fees and expenses to Emerald Capital Group, Ltd. for investment banking and insurance advisory services. Effective March 10, 2000, Mr. McLaughlin elected to forego $100,000 of cash payments otherwise due and owing under the Consulting Agreement in exchange for options to purchase 50,000 shares of Company Common Stock at $6.625 per share.

     In accordance with the Company's Executive Stock Purchase Program (the "ESPP"), during 1999 the Company extended a loan to Mr. McLaughlin in the amount of $44,000, the proceeds of which were used to purchase 2,094 shares of Company Common Stock. The loan bore interest at 5.22% per annum and had a six-year term, required quarterly interest payments, was full recourse to the borrower, and was payable in full upon the occurrence of certain events. The outstanding balance under the loan, including accrued interest, at December 31, 2000 was $44,000. The loan was paid in full on December 28, 2001.

     In accordance with the terms of the Company's ESPP, in May 1999 Messrs. Bilton and Lane (directors of the Company) purchased 2,408 shares and 2,408 shares, respectively, of the Company's Common Stock, at a purchase price equal to 85% of the then market value of such shares. In June 2000, in accordance with the terms of the Company's ESPP, Mr. Lane purchased 7,767 shares of UICI common stock in exchange for cash in the amount of $23,301 and a promissory note in the amount of $26,699. At December 31, 2001, the amount outstanding on Mr. Lane's note was $26,699.

TRANSACTIONS WITH MR. JENSEN AND JENSEN AFFILIATES

  Special Investment Risks, Ltd.

     From the Company's inception through 1996, Special Investment Risks, Ltd. ("SIR") (formerly United Group Association, Inc. ("UGA")) sold health insurance policies that were issued by AEGON USA and coinsured by the Company or policies issued directly by the Company. SIR is owned by Mr. Jensen. Effective January 1, 1997, the Company acquired the agency force of SIR and certain tangible assets of SIR for a price equal to the net book value of the tangible assets acquired and assumed certain agent commitments of $3.9 million. The tangible assets acquired consisted primarily of agent debit balances, a building, and related furniture and fixtures having a net book value of $13.1 million.

     In accordance with the terms of the asset sale to the Company, SIR retained the right to receive all renewal commissions on policies written prior to January 1, 1997, including the policies previously issued by AEGON and coinsured by the Company and the policies previously issued directly by the Company. The renewal commissions paid to SIR on the coinsured policies issued by AEGON are based on commission rates negotiated and agreed to by AEGON and SIR at the time the policies were issued prior to 1997, and the commission rates paid on policies issued directly by the Company are commensurate with the AEGON renewal commission rates. The Company expenses its proportionate share of renewal commissions payable to SIR on co-insured policies issued by AEGON. During 2001, SIR received insurance renewal commissions of $3.8 million on the policies previously issued by AEGON prior to January 1, 1997 and coinsured by the Company. During 2001, SIR received renewal commissions of $3.1 million on policies issued prior to January 1, 1997 and issued directly by the Company.

     In accordance with the terms of an amendment, dated July 22, 1998, to the terms of the sale of the UGA assets to the Company, SIR was granted the right to retain 10% of net renewal commissions on any new business written by the UGA agency force after January 1, 1997. During the years ended December 31, 2001, the Company paid to SIR the amount of $1.2 million pursuant to this arrangement.

     In 1986 and 1996, respectively, SIR established, for the benefit of its independent insurance agents, independent sales representatives and independent organizations associated with SIR, the Agency Matching Total Ownership Plan I and the Agency Matching Total Ownership Plan II (collectively, the "Plans"), entitling participants to purchase and receive Company Common Stock. In connection with SIR's transfer to the Company of SIR's agency operations effective January 1, 1997, SIR agreed to retain the liability to fund the Plans to the extent of 922,587 shares of UICI Common Stock, representing the corresponding number of unvested AMTOP Credits (as defined in the Plans) at January 1, 1997. As of August 30, 1999, the liability of SIR to fund the Plans remained undischarged to the extent of 369,174 shares of UICI Common Stock (the "Unfunded Obligation").

     Effective September 15, 1999, SIR and the Company entered into an Assumption Agreement, pursuant to which UICI agreed to assume and discharge the Unfunded Obligation, in consideration of a cash payment made by SIR to the Company in the amount of $10.1 million representing the dollar value of 369,174 shares of UICI Common Stock at $27.4375 per share (the closing price of UICI common stock at September 15, 1999). On October 29, 1999, SIR funded the cash payment.

     Mr. Jensen's five adult children hold in the aggregate 100% of the equity interest in Onward & Upward, Inc. ("OUI"), which is the holder of approximately 6.5% of the Company's outstanding Common Stock. To ensure that the dollar value of the Unfunded Obligation will not exceed the dollar proceeds received from SIR plus a reasonable allowance for the cost of funds, effective September 15, 1999, the Company and OUI entered into a Put/Call Agreement. Pursuant to the Put/Call Agreement, for a thirty day period commencing on July 1 of each year, the Company has an option to purchase from OUI, and OUI has a corresponding right to require the Company to purchase, up to 369,174 shares of Common Stock at a purchase price per share equal to $28.50 in 2000, $30.25 in 2001, $32.25 in 2002, $34.25 in 2003, $36.25 in 2004, $38.25 in 2005 and $40.25 in 2006. The
call/put price escalates over time in annual dollar increments designed to recognize an increase in value of the underlying UICI stock based upon historical past performance (an approximate 6.0% annual rate of appreciation). In July 2000, the Company extended until October 31, 2000 the period during which OUI may exercise its initial put right under the Put/Call Agreement. In November 2000, the Company extended until March 31, 2001 the period during which OUI may have exercised its initial put right under the Put/Call Agreement, and in May 2001, the Company extended until June 30, 2001 the period during which OUI may have exercised its initial put right under the Put/Call Agreement. OUI may next exercise its put right, and the Company may next exercise its corresponding call right, during the period commencing July 1, 2002 and ending on July 31, 2002 for a purchase price per share of $32.25.

  Richland State Bank

     Richland State Bank ("RSB") is a state-chartered bank in which Mr. Jensen holds a 100% equity interest. RSB has originated student loans for the Company's Academic Management Services Corp. ("AMS") subsidiary and resold originated loans to AMS at par less an origination fee of 31 basis points (0.31%). During 2001, RSB originated $88.2 million aggregate principal amount of student loans for AMS, for which it received $275,000 in origination fees. The agreement governing the terms of RSB's origination services for AMS expired on January 20, 2002.

     Pursuant to the terms of an underwriting and processing agreement between RSB and Specialized Card Services, Inc. (an indirect wholly owned subsidiary of the Company) ("SCS"), SCS formerly provided to RSB certain underwriting and loan processing services utilizing 17 SCS employees resident in Sioux Falls, South Dakota, which enabled RSB to perform its obligations under the AMS origination agreement. The fees and expenses paid to SCS by RSB pursuant to the processing agreement were passed through to AMS in accordance with the terms of the origination agreement. The student loan underwriting and loan processing services constituted the sole remaining operation of SCS in Sioux Falls following the sale of UICI's credit card portfolio in September 2000 and final liquidation of United Credit National Bank in January 2001.

     The Company entered into an agreement, dated as of June 4, 2001, with AMS, SCS and RSB, pursuant to which, among other things, SCS and the Company agreed to permit RSB to make offers of employment to, and to hire, 17 SCS employees. In connection with such offers, RSB agreed to assume all liabilities (including accrued vacation and benefits) accruing on and after June 30, 2001 associated with the employees actually hired by RSB. The Company agreed to retain all liability for severance and/or termination costs associated with employees who elected not to accept RSB's offer of employment. On June 30, 2001, SCS confirmed that all employees had either elected to accept offers of employment from RSB or had been terminated by SCS, and SCS closed its remaining operations in Sioux Falls.

     In June 1999, RSB entered into a service agreement with the College Fund Life Insurance Division of MEGA and Mid-West pursuant to which MEGA and Mid-West provide underwriting services to permit RSB to approve prospective student loans. During 2001, RSB collected on behalf of, and paid to MEGA and Mid-West fees of $275,000 and $237,000, respectively, in origination fees paid by student borrowers in connection with the origination of student loans. During 2001, RSB collected on behalf of, and paid to, UICI Funding Corp. 2 ("Funding") (a wholly owned subsidiary of UICI) $1.9 million in guarantee fees paid by student borrowers in connection with the origination of student loans for the Company's College Fund Life Insurance Division.

     During 2001, Funding received from RSB interest income in the amount of $20,000 on money market reserve accounts maintained at RSB by the Company.

  Specialized Association Services, Inc.

     Pursuant to an agreement entered into in July 1998, Specialized Association Services, Inc. ("SAS") (which is owned by Mr. Jensen's adult children) regularly pays UICI Marketing for certain benefits provided to association members. UICI Marketing, in turn, purchases such benefits from third parties (including NMC, which was sold July 27, 2000 to an investor group consisting of Jensen family members). The Company believes that the fees earned by UICI Marketing as a percentage of UICI Marketing's cost of benefits during 2001 were approximately 30%, which is prior to any allocation of overhead. During 2001, SAS paid to UICI Marketing $15.0 million pursuant to this arrangement.

     During 2001, the Company paid to SAS $347,000 for various services and reimbursement of expenses. The Company received from SAS $178,000 for reimbursement of expenses. During 2001, SAS paid to MEGA $342,000 for leased office facilities.

  NetLojix Communications, Inc. (formerly AvTel Communications, Inc.)

     NetLojix Communications, Inc. ("NetLojix") provides long distance voice telecommunications services to the Company and its subsidiaries, pursuant to a series of agreements originally executed in 1998 and most recently renegotiated and extended for a two-year period in November 2000. Mr. Jensen and his adult children own beneficially in the aggregate approximately 25% of the issued capital stock of NetLojix.

     The Company's current agreement with NetLojix expires on October 31, 2002 and requires UICI to purchase a minimum of $86,000 in service per month at a rate of $0.0299 per minute for interstate calls and $0.070 per minute, or $0.075 per minute, depending on the state, for intrastate calls. In 2001, the Company paid NetLojix $2.3 million for long distance telecommunications services in accordance with the terms of the services agreement.

     At December 31, 2001, the Company had accounts payable owing to NetLojix under the services agreement in the amount of approximately $37,000.

  Excell Global Services, Inc.

     Excell Global Services, Inc. ("Excell Global") (in which Mr. Jensen, Mr. Mutz, President and Chief Executive Officer of the Company, and an officer of United CreditServ serve as directors and in which Mr. Jensen and Mr. Mutz are beneficial holders of 57.4% and 14.5% as of December 31, 2001, respectively, of the outstanding equity) is a holding company, the principal subsidiary of which is Excell Agent Services, LLC ("Excell"). Excell Global and members of management of Excell Global hold, in the aggregate, 99% of the equity interest in Excell, and Mr. Jensen holds the remaining 1% equity interest. Excell provides telephone directory assistance services. During 2001, Excell paid to the Company $2,000 for medical administration fees under an arrangement entered into in 2000.

  Onward and Upward, Inc. and Other Entities Owned by the Jensen Adult Children

     Mr. Jensen's five adult children hold in the aggregate 100% of the equity interest in Onward & Upward, Inc. ("OUI"), the holder of approximately 6.5% of the Company's outstanding Common Stock.

     OUI holds a 21% equity interest in U.S. Managers Life Insurance Company, Ltd., a subsidiary of the Company. The Company has a right-of-first-offer to purchase from OUI, and OUI has a corresponding put right to sell to the Company, OUI's 21% equity interest in U.S. Managers Life Insurance Company, Ltd. at a price equal to 21% of the book value of U.S. Managers Life Insurance Company, Ltd. (determined in accordance with generally accepted accounting principles) at the date of purchase.

     In 2001, the Company paid $174,000 to Small Business Ink (a division of Specialized Association Services, in which the adult children of Mr. Jensen own 99%) for printing services.

  Tesia Corporation (formerly Paperless Adjudication Ltd.)

     During 1993, Mr. Jensen and the Company agreed to jointly invest in Tesia Corporation ("Tesia"), which seeks to develop a paperless system for insurance claims administration and adjudication. Mr. Jensen holds a 34.6% and Mr. Jensen's five adult children hold in the aggregate a 7.9% equity interest in Tesia. At December 31, 1999, the Company had written off its aggregate investment in Tesia of $6.2 million. During 2001, the Company made no additional investment in Tesia.

     At December 31, 2001, the Company held a 16.1% equity interest in Tesia. After recognizing its 16.1% share of Tesia's operating losses, at December 31, 2001, the Company's carrying value of its investment in Tesia was $-0-.

     In August 2001, Tesia filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Tesia has subsequently filed a petition to convert the bankruptcy case to a liquidation case under Chapter 7 of the Bankruptcy Code.

  Impact Productions, Inc.

     In 1998, the Company acquired a 90% interest in Impact Productions, Inc. ("Impact") from one of Mr. Jensen's adult children for a total price of $236,000, which approximated the net book value of the assets as of the purchase date. In May 2001, the Company acquired the remaining 10% interest from Mr. Jensen's adult child for a total price of $26,275. During 2001, the Company paid to Impact $256,000 for promotional services.

     During 2001, Impact paid the Company $74,000 for reimbursement of expenses.

  Sale of SunTech Processing Systems, LLC

     In 1996, the Company invested $4.0 million in exchange for a 100% Class A and a 40% Class B membership interest in Cash Delivery Systems, LLC ("CDS"), formerly known as Sun Network Technologies. The remaining 60% Class B membership interest was held by Sun Communications, Inc. ("Sun"). At the time of the Company's investment, CDS was engaged in the business of owning and placing automated teller machines ("ATMs") and processing ATM transactions. In connection with the Company's investment in CDS, Mr. Jensen executed an agreement pursuant to which Mr. Jensen agreed to indemnify the Company for any loss or reduction in value of the Company's Class A membership contribution and granted an option to the Company to put the Class A membership interest to Mr. Jensen for $4.0 million. CDS and Mr. Jensen then invested $80,000 and $20,000 in Sun Tech Processing Systems, LLC ("STP") in exchange for an 80% and 20% membership interest, respectively. In addition, Mr. Jensen agreed to loan up to $6.0 million to STP, secured by all property acquired with the funds advanced. No funds were drawn down on this commitment.

     In accordance with an Agreement dated March 1997 and effective December 31, 1996 (the "March 1997 Agreement"), the Company, Mr. Jensen, Sun, CDS, and STP restructured these investments as follows:

     - CDS and Mr. Jensen withdrew their membership contributions from STP and the agreement to advance up to $6.0 million to CDS was canceled.

     - STP issued to the Company and Sun a new 80% and 20% Class B membership interest for $800 and $200, respectively.

     - The Company invested an additional $2.0 million in STP in exchange for a 100% Class A membership interest.

     - The Company sold its entire Class A and Class B membership interests in CDS to Mr. Jensen for $854,000, which represented the net book value of the Company's interest in CDS before the transfer of the ATM transaction processing business to STP. In addition, Sun transferred a 40% interest in CDS to Mr. Jensen. Giving effect to these transactions, Mr. Jensen and Sun owned 80% and 20% of the Class B membership interests of CDS, respectively, and Mr. Jensen owned 100% of the Class A membership interests of CDS.

     - Mr. Jensen agreed to provide financing to CDS in the total amount of approximately $12.0 million to pay off outstanding CDS indebtedness, approximately $2.0 million of which was to be unsecured. As of March 1997, Mr. Jensen had paid on behalf of CDS approximately $10.3 million.

     In connection with the sale of UICI's interests in CDS to Mr. Jensen, CDS distributed processing assets with approximately $1.3 million in book value to Mr. Jensen and Sun, which at the time owned 80% and 20% of the Class B membership interests in CDS, respectively. Sun contributed its share of those processing assets to STP, and Mr. Jensen contributed his $1.1 million share of the book value of those processing assets to STP on behalf of UICI.

     The March 1997 Agreement also provided, in part, that (i) there will be no distributions to Class B members of STP or CDS until all Class A preferred interests in both STP and CDS have been paid or redeemed in full and (ii) if funds are available to any parties from either STP or CDS, such funds will be loaned to the other company until the preferred interests are retired. The agreements governing the organization and governance of STP and CDS both require, upon liquidation, the payment of the respective outstanding debt of each company before the equity holders of that company receive a distribution. After the sale of CDS' ATMs and use of the proceeds to repay these loans in part, approximately $6.2 million of Mr. Jensen's loans to CDS remained outstanding as of December 31, 1999. These loans bear interest at an annual rate of 2.5% plus the prime rate, payable monthly, and have a maturity date of July 1, 2001.

     In February 1998, the assets of STP were sold to an unrelated party for $17.5 million, and in 1998 the Company recognized a gain in the total amount of $9.7 million on the sale. Consistent with its understanding of the March 1997 Agreement, in the first quarter of 1998 the Company recorded a gain of $2.3 million (representing the distribution due to its Class A and Class B interests in STP, assuming funds were advanced to CDS to retire Mr. Jensen's debt and redeem his Class A interest in CDS). In April 1998, Sun filed certain claims in District Court in Dallas County, Texas concerning the distribution of the proceeds from the sale of the STP assets. The core issue of the suit (the "Sun Litigation") was whether the provisions of the March 1997 Agreement would require that STP make a loan or advance to CDS out of the proceeds of the STP sale so that CDS could repay the loans made by Mr. Jensen to CDS and redeem Mr. Jensen's Class A preferred membership interest in CDS. The liquidator appointed to rule on the proper distribution ruled that the proceeds should be distributed in a manner different than had previously been applied by the Company in the first quarter of 1998.

     While the net effect of any loan or advance to CDS would be to reduce the funds available for STP to distribute to the Company and Sun, Mr. Jensen agreed, pursuant to an agreement reached with the Company in June 1998 (the "Assurance Agreement"), that, if UICI receives less than $15.1 million in the pending Sun Litigation, then Mr. Jensen would advance funds to UICI sufficient to increase UICI's recovery to $15.1 million. The Assurance Agreement also restricted the manner in which UICI can seek funds in satisfaction of Mr. Jensen's previously unconditional agreement (the "Jensen 1996 Guaranty") to indemnify the Company for any loss or reduction in value of the Company's Class A investment in CDS.

     The Dallas County, Texas District Court ruled in December 1998 in the Sun Litigation that, as a matter of law, the March 1997 agreement governing the distribution of the cash proceeds of the STP sale should be read in the manner urged by Sun and consistent with the court-appointed liquidator's previous ruling. The District Court entered a judgment directing distribution of the sales proceeds in the manner urged by Sun. The District Court also entered a finding that UICI violated Texas securities disclosure laws and breached a fiduciary duty owed to Sun, and the District Court awarded the plaintiff $1.7 million in attorneys' fees, which amount could be increased to $2.1 million under certain circumstances.

     On August 1, 2000, the Court of Appeals for the Fifth District of Texas at Dallas reversed the trial court's judgment as to UICI's liability for attorneys' fees and its finding that UICI violated Texas securities laws and breached a fiduciary duty. The Appeals Court also reversed the trial court's judgment that directed distribution of the STP sales proceeds in the manner urged by Sun. On December 8, 2000, the Appeals Court affirmed its earlier decision and denied the Company's, Mr. Jensen's and Sun's respective motions for rehearing.

     By letter dated July 7, 2000, Mr. Jensen submitted a formal proposal to purchase the Company's 80% interest in STP for $15.6 million ("Proposal A") or, alternatively, to purchase for $15.1 million the Company's rights and claim of rights to receive funds held in the registry of the Court in the Sun Litigation ("Proposal B"). As part of either proposal, the Company proposed to terminate and release Mr. Jensen from any and all obligations arising under the Jensen 1996 Guaranty and the Assurance Agreement. As part of Mr. Jensen's proposals, Mr. Jensen offered to indemnify and hold the Company harmless from and against, among other things, (a) the breach of fiduciary duty claim asserted by Sun against the Company and Sun's related claim for attorneys' fees, (b) Sun's claim for attorneys' fees arising out of the distribution issue in the Sun Litigation, and (c) any and all other claims of any nature asserted by Sun against the Company in the

Sun Litigation arising out of or relating directly to the March 1997 agreement governing the distribution of cash proceeds from the sale and liquidation of STP.

     Mr. Jensen's proposal to purchase UICI's 80% interest in STP contemplated by Proposal A may be subject to the consent of Sun. The Company solicited the consent of Sun to the transfer so that it might accept Proposal A, but Sun was unwilling to grant such consent and objected to Proposal B, claiming that Sun's consent is required to consummate either Proposal. Following approval of the disinterested outside directors of UICI in accordance with the related party transactions policies and procedures adopted by the UICI Board, on July 21, 2000, the Company formally accepted Proposal A and, in the alternative, Proposal
B. On November 22, 2000, the Court in the Company's pending Shareholder Derivative Litigation approved the alternative settlements between Mr. Jensen and the Company, subject to any alleged right on the part of Sun to consent to Proposal A and/or Proposal B. The Company subsequently sued Sun separately (UICI v. Sun Communications, Inc., pending in 134th Judicial District Court of Dallas County, Texas, Cause No. 009353), seeking to resolve the consent issue. On October 16, 2001, the Court granted UICI's motion for partial summary judgment and ordered, among other things, that (a) Sun's consent to Proposal B is not required, (b) no injunction or order previously issued by the Court precludes or otherwise limits UICI from completing Proposal A and (c) Sun waived and is estopped to assert any right to prevent UICI's assignment of its interest in STP as contemplated by Proposal A.

     Effective April 2, 2002, the Company and Mr. Jensen entered into an Assignment and Release Agreement, which is intended to effectively transfer the Company's 80% interest in STP to Mr. Jensen and to terminate the Company's active participation in, and limit the Company's financial exposure associated with, the Sun Litigation. In accordance with the terms of the Assignment and Release Agreement, on April 2, 2002 Mr. Jensen made a total payment to UICI of $15.6 million and granted to UICI various indemnities against possible losses which UICI might incur resulting from the Sun Litigation, including (i) any losses arising from the breach of fiduciary duty claim asserted by Sun against the Company and Sun's related claim for attorneys' fees, (ii) Sun's claim for attorneys' fees arising out of the distribution issue in the Sun Litigation, and
(iii) all other claims of any nature asserted by Sun against the Company in the Sun Litigation arising out of or relating directly to the March 1997 Agreement governing the distribution of cash proceeds from the sale and liquidation of STP. In exchange therefor, (i) UICI completed Proposal B by assigning to Mr. Jensen all of UICI's right, title and interest to the funds held in the registry of the Court in the Sun Litigation and by releasing Mr. Jensen from any and all obligations arising under the Jensen 1996 Guaranty and the Assurance Agreement;
(ii) UICI granted to Mr. Jensen an option, exercisable at a nominal exercise price, to transfer to Mr. Jensen UICI's 80% interest in STP; and (iii) UICI granted to Mr. Jensen an irrevocable proxy to vote UICI's membership interest in STP on all matters coming before the members of STP for a vote.

  Shareholder Derivative Litigation

     As previously disclosed, on June 1, 1999, the Company was named as a nominal defendant in a shareholder derivative action captioned Richard Schappel
v. UICI, Ronald Jensen, Richard Estell, Vernon Woelke, J. Michael Jaynes, Gary Friedman, John Allen, Charles T. Prater, Richard Mockler and Robert B. Vlach,which was filed in the District Court of Dallas County, Texas (the "Shareholder Derivative Litigation").

     On December 21, 2001, the District Court of Dallas County, Texas, approved the terms of a Settlement Agreement and Mutual Release between UICI and each of Richard J. Estell, Vernon Woelke, J. Michael Jaynes, Gary L. Friedman, John E. Allen, Charles T. Prater, Richard T. Mockler, and Robert B. Vlach (collectively, the "Individual Defendants"), on the one hand, and Richard Schappel and Mr. Schappel's counsel, on the other hand. Pursuant to the Settlement Agreement, the parties reached agreement with respect to the payment of attorneys' fees and expenses on termination of the Shareholder Derivative Action, and the Court also entered a Modified Final Judgment in the case, vacating certain findings of fact that formed a part of an earlier ruling by the Court rendered on October 14, 2001.

     The Settlement Agreement and the Modified Final Judgment have the effect of fully and finally resolving the matters in dispute in the Shareholder Derivative Litigation between UICI and the Individual Defendants, on the one hand, and Mr. Schappel, on the other hand. The terms of the settlement did not have a material effect on the results of operations or financial condition of UICI.

     Ronald L. Jensen (the Chairman of the Company and a defendant in the Shareholder Derivative Litigation) is not a party to the Settlement Agreement. In its earlier judgment rendered on October 14, 2001, the Court found that certain statements made by plaintiff in the pleadings in the case were "groundless, false and brought for the purpose of harassment and with the intent to cause harm to or injure" Mr. Jensen and UICI, for which the plaintiff was ordered to pay to Mr. Jensen $5,000 as a judicial sanction in accordance with Texas law. The plaintiff retains the right to appeal, and Mr. Jensen retains the right to defend, that ruling in the Shareholder Derivative Litigation.

     In accordance with the terms of a Release Agreement, dated as of April 2, 2002, the Company agreed to release Mr. Jensen from any and all claims that the derivative plaintiff in the Shareholder Derivative Litigation brought or could have brought against Mr. Jensen on behalf of UICI in the Shareholder Derivative Litigation, and Mr. Jensen agreed to waive and release UICI from any obligation to indemnify Mr. Jensen for any future costs and/or out-of-pocket expenses associated with any claims that derivative plaintiff brought or could have brought against Mr. Jensen in the Shareholder Derivative Litigation.

  March 2000 Loan

     On March 14, 2000, a limited liability company controlled by Mr. Jensen ("Lender LLC") loaned $70.0 million (the "Lender LLC Loan") to a newly formed subsidiary of the Company. The proceeds of the Lender LLC Loan, together with $5.0 million of cash on hand, were used to reduce indebtedness outstanding under the Company's Bank Credit Facility from $100.0 million to $25.0 million. The Lender LLC Loan bore interest at the prevailing prime rate, was guaranteed by UICI, was due and payable in July 2001 and was secured by a pledge of investment securities and shares of the Company's National Motor Club unit.

     In connection with the March 2000 paydown of indebtedness outstanding under the Bank Credit Facility, the Bank Credit Facility was amended to provide, among other things, that the $25.0 million balance outstanding would be due and payable on July 10, 2000, amounts outstanding under the facility would be secured by a pledge of investment securities and shares of Mid-West National Life Insurance Company of Tennessee ("Mid-West"), and the restrictive covenants formerly applicable to UICI and its restricted subsidiaries (primarily the Company's insurance companies) were made applicable solely to Mid-West. Amounts outstanding under the Bank Credit Facility continued to bear interest at LIBOR plus 100 basis points per annum. On April 11, 2000 and June 28, 2000, the Company made principal payments of $11.0 million and $8.0 million, respectively, under the Bank Credit Facility, and on June 30, 2000, Lender LLC, against payment to the banks of $6.0 million, assumed 100% of the banks' remaining $6.0 million position in the Bank Credit Facility.

  June-July 2000 Transactions

     In June and July 2000, the Company entered into a series of transactions (the "July 2000 Transactions") with Mr. Jensen and affiliates of Mr. Jensen, the proceeds of which were utilized, in part, to fund the Company's cash and other obligations under the Consent Order, dated June 29, 2000, issued by the United States Office of the Comptroller of the Currency (the "OCC") to memorialize the terms of the UCNB Capital Plan approved by the OCC.

     In accordance with the policies and procedures of the Board of Directors, each of the July 2000 Transactions was approved by the disinterested outside directors of the Company at a meeting of the Board of Directors held on July 21, 2000, as being fair to UICI and its shareholders. The Board's determination was made, in part, in reliance upon the opinion of an independent financial advisor that the July 2000 Transactions, in their totality, were fair to the public shareholders of UICI (consisting of non-Jensen affiliated shareholders) from a financial point of view.

  Restructuring of Lender LLC Loan

     Effective July 27, 2000, the Company and the Lender LLC completed a restructuring of the terms of the Lender LLC Loan. As part of the restructuring, the Company paid to Lender LLC principal owing on the Lender LLC Loan in the amount of $6.0 million and amended the terms of the Lender LLC Loan to provide that the aggregate principal amount of $70.0 million then owing by the Company would consist of a $32.0 million unsecured tranche and a $38.0 million tranche secured by a pledge of 100% of the capital stock of Mid-West (the "Amended Lender LLC Loan"). The Amended Lender LLC Loan (a) matured on January 1, 2002,
(b) continued to bear interest at the prevailing prime rate from time to time, with interest accruing but not payable until the earlier to occur of full prepayment of the Lender LLC Loan or January 1, 2002, and (c) was mandatorily prepayable monthly to the extent of 1% of the outstanding principal balance of the Amended Lender LLC Loan. The security interest in all remaining collateral previously pledged to secure payment of the Lender LLC Loan and indebtedness outstanding under the bank credit facility (including all investment securities and shares of the Company's National Motor Club unit) was released in full.

     In addition to scheduled payments of principal made during the course of 2000, on October 20, 2000, the Company prepaid the unsecured tranche of the Amended Lender LLC Loan in the amount of $12.5 million, and on November 2, 2000, the Company prepaid an additional $17.4 million of the unsecured tranche and $17.6 million of the secured tranche. Accordingly, at December 31, 2000, the Company had no indebtedness outstanding under the unsecured tranche and $19.0 million outstanding under the secured tranche of the Amended Lender LLC Loan.

     On January 30, 2001, the Company prepaid in full principal and accrued interest on the secured tranche of the Amended Lender LLC Loan in the amount of $21.1 million, utilizing a portion of the proceeds received in liquidation of UCNB, and Lender LLC's security interest in 100% of the capital stock of Mid-West was released in full.

  Sale of NMC Holdings, Inc.

     On July 27, 2000, the Company sold to an investor group consisting of Jensen family members (including Mr. Jensen) (the "NMC Buyer") its 97% interest in NMC Holdings, Inc. ("NMC"), the parent company of its National Motor Club of America unit, for a purchase price of $56.8 million, representing 97% of the value of NMC as determined by independent appraisal. The purchase price was paid at closing in cash in the amount of $21.8 million and by delivery of a promissory note (the "NMC Note") issued by the NMC Buyer in the principal amount of $35.0 million. For financial reporting purposes, the $12.6 million, net of tax, received by the Company in excess of the net book value of NMC was reflected in additional paid in capital.

     The NMC Note was an unsecured, full recourse obligation of the NMC Buyer and was unconditionally guaranteed by Mr. Jensen. The NMC Note bore interest at the per annum rate of prime fluctuating from time to time, and was initially payable in three equal installments of principal in the amount of $11.7 million due on each of October 1, November 1 and December 1, 2000, respectively. Effective October 1, 2000, the NMC Note was amended to provide for three equal installments of principal in the amount of $11.7 million due on each of November 1 and December 1, 2000 and January 1, 2001, respectively. In accordance with the terms of the June Consent Orders, the Company pledged the NMC Note to UCNB to secure, in part, the Company's obligations under the Capital Plan. On October 31, 2000, the OCC consented to the release by UCNB of its security interest in the NMC Note. On November 2, 2000, the NMC Buyer prepaid the NMC Note in its entirety. Under the terms of the NMC Note, the Company received $875,000 in interest in 2000.

  National Motor Club

     As discussed above, on July 27, 2000, the Company sold its 97% interest in NMC Holdings, Inc. ("NMC"), the parent company of its National Motor Club of America unit, to an investor group consisting of Jensen family members (including Mr. Jensen) for a purchase price of $56.8 million, representing 97% of the value of NMC as determined by independent appraisal. William J. Gedwed (a director of the Company) holds 3% of the issued and outstanding common stock of NMC Holdings, Inc.

     The Chesapeake Life Insurance Company ("CLICO") (an indirect wholly owned subsidiary of the Company) and National Motor Club of America (a wholly-owned subsidiary of NMC) ("NMCA") were previously parties to an administrative service agreement, pursuant to which CLICO agreed to issue life, accident and health insurance polices to NMCA for the benefit of NMCA members in selected states. NMCA, in turn, agreed to provide to CLICO certain administrative and recordkeeping services in connection with the NMCA members for whose benefit the policies have been issued. Following the acquisition of CLICO by The MEGA Life and Health Insurance Company ("MEGA") (a wholly-owned insurance subsidiary of the Company) in July 2000, MEGA and NMCA entered into a similar administrative service agreement for a two-year term ending in December 31, 2002. During the year ended December 31, 2001, 2000 and 1999, NMCA paid to MEGA and CLICO insurance premiums in the amount of $2.4 million, $2.6 million and $2.7 million, respectively, pursuant to such arrangements.

     In connection with the sale of NMC in July 2000, UICI, NMC Buyer and NMC entered into a Management Agreement, the terms of which governed the provision by UICI to NMC of management and administrative services, information technology services, telephone services and other services formerly provided to NMC by UICI. The Management Agreement was terminable (a) by UICI at any time upon not less than 60 days' notice to NMC and the NMC Buyer, and (b) by NMC at any time following the payment in full of the NMC Note upon not less than 30 days' notice to UICI. Pursuant to the Management Agreement, UICI agreed to allow William Gedwed (formerly an Executive Vice President of the Company and currently a Director of the Company and the holder of approximately 3% of the equity interest in NMC) to serve as a consultant to NMC for the term of the Management Agreement. As of December 31, 2000, the Company was owed by NMC $50,000 pursuant to the terms of the Management Agreement, which was paid in full in the first quarter of 2001. Mr. Gedwed resigned as an executive officer of UICI effective December 31, 2000, and NMC terminated the Management Agreement effective January 31, 2001.

     In connection with the sale of NMC in July 2000, NMC also entered into a sublease agreement with MEGA, pursuant to which NMC subleased from MEGA approximately 17,000 square feet of office space. During 2001 and 2000, NMC paid to MEGA $287,000 and $144,000 pursuant to the sublease. NMC terminated the sublease arrangement effective November 2001.

     During 2001, UICI Marketing paid NMC $1.4 million for certain motor club benefits, which benefits were in turn resold to Specialized Association Services, Inc. (see SAS discussion above) and provided to association members.

     In 2001, NMC paid the Company $334,000 for various printing services.

OTHER TRANSACTIONS WITH CERTAIN MEMBERS OF MANAGEMENT

  Transactions with Mr. Mutz

     In January 1999, Gregory T. Mutz was elected President and Chief Executive Officer of the Company. During 1999 Mr. Mutz continued to serve as Chairman of the Board and Co-Chief Executive Officer of AMLI Residential Properties Trust, a publicly-traded real estate investment trust ("AMLI"). At December 31, 2001, the Company held a 10.2% fully diluted interest in AMLI. As Chairman of the Board of AMLI, Mr. Mutz received certain compensation and participated in various option and deferred compensation programs, all of which are described in the AMLI proxy statement. In addition, as of December 31, 2001, AMLI held outstanding secured and unsecured loans owing from Mr. Mutz in the aggregate amount of $1.0 million, the proceeds of which had been used to purchase 108,891 shares of AMLI beneficial interest.

     Mr. Mutz also served as chairman of the board of AMLI Commercial Properties Trust ("ACPT"), a private real estate investment trust in which the Company had held a 20% equity interest. Mr. Mutz was the beneficial holder of less than one percent of the issued and outstanding shares of beneficial interest of ACPT. During the year ended December 31, 2001, ACPT sold substantially all of its assets for an aggregate sale price of approximately $226.3 million, distributed the proceeds and was liquidated in October 2001. In connection with such sale, the Company recognized a gain in the amount of $5.3 million.

     On August 4, 1999, the Company entered into an indemnification agreement with Mr. Mutz, pursuant to which the Company agreed to indemnify Mr. Mutz to the fullest extent permitted by Delaware law from certain liabilities and expenses incurred in his capacity as an officer of the Company and/or as an officer and/or director of the Company's subsidiaries.

  UICI Executive Stock Purchase Program

     In accordance with the Company's Executive Stock Purchase Program (the "ESPP"), in December 1998 the Company extended a loan to Mr. Mutz in the amount of $3.3 million, the proceeds of which were used to purchase 200,000 shares of Common Stock of the Company at a purchase price of $19.50 per share. The loan bears interest at the rate of 5% per annum, payable quarterly, had a six-year term, and is full recourse to Mr. Mutz. In June 1999, the Company extended an additional loan to Mr. Mutz pursuant to the ESPP in the amount of $429,000, the proceeds of which were used to purchase 20,000 shares of Company Common Stock at a purchase price of $24.45 per share. This loan bore interest at the rate of 5.37% per annum, was payable quarterly, had a six-year term, and was full recourse to Mr. Mutz. The $429,000 loan was paid off in full on March 10, 2000.

     As part of modifications to the ESPP adopted by the Company's Board of Directors on January 2, 2001, the Company granted to Mr. Mutz 107,104 shares of UICI common stock, discharged $1.5 million principal amount of the ESPP loan, and paid to Mr. Mutz a one-time cash bonus in the amount of $1.1 million (which was calculated to reimburse Mr. Mutz for income and other taxes payable upon receipt of the UICI stock and discharge of the portion of the ESPP loan). The terms of the ESPP loans were modified to extend the maturity date to January 1, 2007.

     The amount outstanding under Mr. Mutz's ESPP loans at December 31, 2001, 2000 and 1999, was $1.3 million, $2.8 million and $3.3 million, respectively.

  Other Loans to Management

     In accordance with the Company's Executive Stock Purchase Program (the "ESPP"), during 1999 the Company extended loans to Messrs. Reed, Gedwed (a Director of the Company) and Arnold in the amounts of $417,000, $203,000 and $230,000, respectively, the proceeds of which were used to purchase Company Common Stock. The loans bear interest at 5.37% per annum. The six-year term loans require quarterly interest payments, had a six-year term, are full recourse to the borrower and are payable in full upon the occurrence of certain events, including the termination of employment.

     At December 31, 2000, Messrs. Reed, Gedwed and Arnold had outstanding loans payable to the Company under the ESPP in the amounts of $417,000, $203,000 and $230,000, respectively.

     As part of modifications to the ESPP adopted by the Company's Board of Directors on January 2, 2001, the Company discharged $297,000, and $169,900 principal amount of indebtedness under the ESPP owing by Messrs. Reed and Arnold, respectively, and paid to Messrs. Reed and Arnold a one-time cash bonus in the amount of $160,000 and $91,000, respectively (which was calculated to reimburse the executives for income and other taxes payable upon discharge of the portion of their ESPP loan). The terms of the executive officers' ESPP loans were modified to extend the maturity date to January 1, 2007.

     At December 31, 2001, the amount outstanding under ESPP loans owing from Messrs. Reed, Gedwed and Arnold was $120,000, $139,000 and $60,000, respectively.

     On March 10, 2000, the Company extended a loan to Mr. Myhra in the amount of $25,000, pursuant to the terms of a full recourse promissory note bearing interest at the rate of 6.69% per annum. At December 31, 2001, the amount of $25,000 was outstanding under the loan.

     On December 22, 2000, the Company extended a loan to Mr. Myhra in the amount of $44,812, pursuant to the terms of a full recourse promissory note bearing interest at the rate of 5.87% per annum. The proceeds of the loan were used to fund the purchase of 7,500 shares of Company Common Stock. At December 31, 2001, the amount outstanding on this note was $44,812.

OTHER TRANSACTIONS

     Effective December 31, 2000, the Company entered into an agreement with William J. Gedwed (a director of the Company), pursuant to which Mr. Gedwed resigned as an executive officer of the Company effective December 31, 2000 and as an officer of various UICI affiliates effective February 1, 2001. In accordance with the agreement, Mr. Gedwed has also agreed to provide consulting services to MEGA for a two-year term ending December 31, 2002 for an annual fee of $120,000.

     In accordance with the terms of the Company's ESPP, in June 2000 Mr. Mockler (a director of the Company), purchased 2,000 shares of UICI common stock in exchange for cash in the amount of $6,000 and a promissory note in the amount of $7,750. At December 31, 2001, the amount outstanding on Mr. Mockler's note was $7,750.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP, the Company's independent auditors, is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles and for ensuring generally acceptable auditing standards are met. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not be accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company's consolidated financial statements.

     In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with representatives of Ernst & Young LLP, the Company's independent auditors, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors' independence.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee held five meetings during fiscal year 2001.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of the Company's independent auditors.

                              ACCOUNTING FIRM FEES

     Set forth below are the aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by the Company's independent auditors, Ernst & Young LLP:

Audit and Quarterly Review Fees.......................................   $1,327,000
Financial Information Systems Design and Implementation Fees..........            0
All Other Fees:
               Audit related fees...........................  $ 67,000
               Tax preparation and advice...................   286,000
               Other........................................   138,000
                                                              --------
Total other fees......................................................      491,000
                                                                         ----------
Total.................................................................   $1,818,000
                                                                         ==========

     The Audit Committee has determined that the provision of non-audit services should not compromise Ernst & Young LLP's independence.

                                          Richard T. Mockler, Audit Committee
                                          Chairman
                                          George H. Lane III, Audit Committee
                                          Member
                                          Stuart D. Bilton, Audit Committee
                                          Member

                   2. RATIFICATION OF APPOINTMENT OF AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. Subject to ratification by the stockholders, the Board of Directors reappointed the firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2002. In recommending ratification by the stockholders of the appointment of Ernst & Young LLP, the Board of Directors has satisfied itself as to that firm's professional competence and standing.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the meeting.

     THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                                3. OTHER MATTERS

     The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matters should be properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote, or otherwise act, with respect to any such matters in accordance with their best judgment. The persons appointed as proxies also will have discretion to vote on a motion to adjourn the Annual Meeting, if such a motion is submitted to a vote of the stockholders.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN MAY 2003

     In order for stockholder proposals that are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in May 2003, they must be received by the Secretary of the Company by December 6, 2002.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in May 2003 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by February 24, 2003, the proposal will be considered untimely, and any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal if such proposal is properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of the Company by December 6, 2002. See "Meetings and Committees of the Board of Directors -- Nominating Committee."

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (4001 McEwen Drive, Suite 200, Dallas, Texas 75244) by the applicable date.

                                          By Order of the Board of Directors

                                          /s/ PEGGY G. SIMPSON

                                          Peggy G. Simpson
                                          Secretary
Date: April 5, 2002
                             ---------------------

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR TO VOTE ON THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                      UICI

                                      PROXY
                4001 MCEWEN DRIVE, SUITE 200, DALLAS, TEXAS 75244
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Glenn W. Reed and Connie Palacios, and each or either of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2002 Annual Meeting of Stockholders of UICI to be held at The Renaissance Dallas North Hotel, 4099 Valley View Lane, LBJ at Midway, Dallas, Texas 75244, on Thursday, May 16, 2002 at 10:00 a.m., Central Daylight Time, and any adjournment thereof, and to vote as follows:

1.       ELECTION OF DIRECTORS

         [ ] FOR all nominees listed below (except as marked to the contrary below)

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line though the nominee's name in the list below.)

         Ronald L. Jensen
         Gregory T. Mutz
         Stuart D. Bilton
         Patrick J. McLaughlin
         Richard T. Mockler
         William J. Gedwed
         Thomas P. Cooper, M.D.
         Glenn W. Reed

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

         [ ] FOR                   [ ] AGAINST                      [ ] ABSTAIN

3.       OTHER MATTERS

         In their discretion, to vote with respect to any other matters that may come before the Meeting or any adjournments thereof, including matters incident to conduct.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                           Dated:                                         , 2002
                                 ----------------------------------------

                           -----------------------------------------------------
                           Signature


                           -----------------------------------------------------
                           Signature

                           (Joint Owners Should Each Sign. Attorneys-in-Fact, Executors, Administrators, Custodians, Partners, or Corporation Officers Should Give Full Title)



             PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY.